FOR IMMEDIATE RELEASE

CONTACT:	Kim S. Price
President and CEO
704-868-5200

CITIZENS SOUTH BANK
ANNOUCES CORPORATE RESTRUCTURE,
NAMES DAN BOYD CHIEF OPERATING OFFICER

GASTONIA— February 27, 2008 - Citizens South Bank has announced a restructuring of its corporate management, including the naming of Executive Vice President Daniel M. Boyd, IV as Chief Operating Officer (COO), according to President and CEO Kim S. Price.

As COO, Mr. Boyd, who previously served as Group President for Commercial Banking, will now be responsible for both the commercial and retail functions of the Bank. That includes the bank’s Mortgage Banking unit and investment services division, Citizens South Financial Services, Inc.

The Commercial Banking Group will now be managed by Senior Vice President Ira M. (Don) Flowe, Jr., who has been serving as a Commercial Banking Manager and Area Executive, working at the bank’s Cornelius Loan Production Office. He will now work out of the bank’s Gastonia corporate headquarters.

Senior Vice President Patricia T. Kahle, based in Monroe, will manage the Retail Banking Group, including responsibility for the bank’s branch network along with its operations and security.

Senior Vice President and Gastonia Area Executive W. Gordon Quarles, Jr. has been named Gaston County Market Executive, giving him responsibility for all commercial and business bankers and loan processors in the Gaston market area.

The roles and responsibilities of others within bank management have also been realigned to support the new organizational structure.

“I am proud and excited for each of our teammates who have agreed to take on new or additional responsibilities,” said President Price. “They have each demonstrated exceptional leadership abilities. This new organizational structure will enable us to leverage those abilities to drive revenue growth while increasing our operating efficiency.”

Boyd joined Citizens South as Executive Vice President in 2002 as Group President for Gaston/York County, coming from First Gaston Bank. He had previously been with Wachovia Bank, beginning his banking career there in 1984. Mr. Boyd currently serves on the Gaston Day School Board of Trustees and the Board of Directors of the Gaston Regional Chamber of Commerce. He serves as a Deacon at Gastonia’s First Presbyterian Church and has been active with the United Way of Gaston County and the Schiele Museum of Natural History.

Mr. Flowe came to Citizens South from SouthTrust Bank in 2004 and has 14 years of experience in the banking industry.

Ms. Kahle joined Citizens South as a result of its 2005 acquisition of Monroe-based Trinity Bank. Her background also includes 20 years of banking experience. She currently serves on the boards of United Way of Union County, the Union County Chamber of Commerce, Union Smart Start and Job Ready of Union County.

Mr. Quarles joined Citizens South from First Gaston Bank in 2002 and has been in banking for 20 years. He chairs the local Salvation Army Advisory Board and has long been active with Cornerstone Christian Ministry and with the Boy Scouts of America at both the local and regional level.

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